Exhibit 10.8

DUNKIN' BRANDS, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN II
January 1, 2015

ARTICLE 1.	ESTABLISHMENT OF PLAN	1
ARTICLE 2.	DEFINITIONS	1
ARTICLE 3.	ADMINISTRATION	3
3.1.	Committee.	3
3.2.	Delegation by Committee.	3
3.3.	Claims Review Procedure.	4
3.4.	Indemnification.	5
3.5.	Benefit Funding	5
ARTICLE 4.	SELECTION OF PARTICIPANTS	5
ARTICLE 5.	DEFERRAL OF COMPENSATION	6
5.1.	Deferral Elections	6
5.2.	Annual Company Matching Amount	6
5.3.	Discretionary Company Contribution Account	6
ARTICLE 6.	INTEREST EQUIVALENT FACTOR & MEASUREMENT FUNDS	7
6.1.	Measurement Funds.	7
6.2.	RESERVED.	7
6.3.	Crediting/Debiting of Account Balances	7
ARTICLE 7.	PARTICIPANT ACCOUNTS	10
7.1.	Establishment of Accounts.	10
7.2.	Adjustments to Accounts	10
ARTICLE 8.	DISTRIBUTION OF ACCOUNT BENEFITS	10
8.1.	Following Separation from Service	10
8.2.	In-Service Distribution at Specified Date as Elected by the Participant	11
8.3.	Financial Hardship.	12
8.4.	Disability.	12
8.5.	Distributions to Non-Employee Directors.	12
8.6.	Change of Control	13
8.7.	Death of Participant.	13
8.8.	Tax Withholding.	13
8.9.	Default Election	13
8.10	Compliance with Section 409A.	13
ARTICLE 9.	BENEFICIARY BENEFITS	14
ARTICLE 10.	NATURE OF CLAIM FOR PAYMENTS	14
ARTICLE 11.	ASSIGNMENT OR ALIENATION	14
11.1	Prohibition on Assignment.	14
11.2	Domestic Relations Orders	14
ARTICLE 12.	NO CONTRACT OF EMPLOYMENT	15
ARTICLE 13.	AMENDMENT OR TERMINATION OF PLAN	15
13.1	Right to Amend.	15
13.2	Amendment Required By Law.	15
ARTICLE 14.	TERMINATION	16
14.1	Right to Terminate Future Accruals.	16
14.2	Termination and Liquidation of the Plan.	16
ARTICLE 15.	MISCELLANEOUS	16
15.1	Entire Agreement.	16
15.2	Payment for the Benefit of an Incapacitated Individual.	16
15.3	Governing Law	16
15.4	Severability.	16
15.5	Headings and Subheadings.	16

ARTICLE 1. ESTABLISHMENT OF PLAN
Dunkin' Brands, Inc. established the Dunkin' Brands, Inc. Non-Qualified Deferred Compensation Plan II effective as of January 1, 2015. The purpose of the Plan is to attract, retain and motivate certain executive employees of the Company, its subsidiaries and affiliates, and members of the Board, by providing them with the opportunity to defer receipt of certain amounts of compensation. The Plan is intended to be an unfunded plan maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. It is also intended to be compliant with the requirements of Section 409A of the Code. The Plan shall be administered in a manner consistent with those intents.
ARTICLE 2. DEFINITIONS
As used herein, the masculine pronoun shall include the feminine gender, and the singular shall include the plural, and the plural, the singular, and the following terms shall have the following meanings unless a different meaning is clearly required by the context.
"Account" means the separate account for a Participant established pursuant to Section 7.1 which consists of the Participant's Deferrals, the Annual Company Matching Amounts (if any) and the Discretionary Company Contribution Amounts (if any) (including earnings and losses thereon).
"Annual Company Matching Amount" for any Plan Year shall be the amount determined in accordance with Section 5.2.
"Beneficiary" means any person or persons so designated in accordance with the provision of Article 9.
"Board" means the Board of Directors of the Company.
"Change of Control" means one of the following circumstances, determined in accordance with Section 409A and IRS regulations issued thereunder and, in each case, only to the extent meeting the requirements of Section 1.409A-3(i)(5) of the Treasury Regulations: (1) a change in ownership, which occurs when one person (or more than one person acting as a group) acquires ownership of corporate stock constituting more than 50% of the total fair market value or total voting power of stock of the Company; (2) a change in effective control, which occurs when any one person (or more than one person acting as a group) acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of corporate stock constituting 35% or more of the total voting power of stock of the Company, or when a majority of the Board of Directors is replaced during a 12-month period and such new appointments are not supported by a majority of the members of the current Board; or (3) a change in ownership of a substantial portion of the assets of the corporation, which occurs when one person (or more than one person acting as a group) acquires (during the 12-month period ending on the date of the most recent acquisition by such person) assets from the corporation that have a gross fair market value of at least 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisitions.
"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the U.S. Retirement Plan Administration Committee.
"Company" means Dunkin' Brands, Inc. "Deferral Date" is defined in Section 8.2.

"Deferrals" means Eligible Deferral Compensation credited to a Participant's Account during a calendar year as a result of a Participant's elections pursuant to Section 5.1, plus, except where the context otherwise requires, amounts attributable to amounts deferred during such calendar year (i.e., earnings and losses).
“Discretionary Company Contribution Amount” for any Plan Year shall be the amount determined in accordance with Section 5.3.
"Eligible Deferral Compensation" means (as applicable) a Participant's base salary, Performance Based Compensation, executive perquisite allowance, director retainer or meeting fees paid in cash and, if and to the extent designated by the Committee in respect of a Plan Year, with respect to Non-Employee Directors, equity-based awards (other than stock options) and, with respect to all Participants, other designated compensation.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Fixed Rate Fund" means a Measurement Fund, as may be selected by the Committee from time to time, that measures investment performance by an annual interest equivalent factor established by the Committee from time to time.
"401(k) Savings Plan" means the qualified 401(k) Savings Plan offered by the Company to employees meeting the proper service requirements.
"Investment Designation Form" means a form prescribed by the Committee and submitted by the Participant in accordance with Section 6.3.
"Measurement Funds" means the funds, as selected by the Committee, to be used as a performance measure when designated by a Participant for investment of amounts in the Participant's Account in accordance with Article 6.

"Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its subsidiaries.
"Participant" means an executive or other senior management-level employee who becomes eligible to participate in the Plan and who is so notified of such eligibility, as provided in Article 4, or a Non-Employee Director, in either case, who elects to participate in the Plan, in accordance with Article 4.
"Performance-Based Compensation" means compensation, the amount of which or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months; provided that such performance criteria are established in writing not later than 90 days after the commencement of the performance period to which the criteria relate and that the outcome is not substantially certain at the time the criteria are established.
"Plan" means the Dunkin' Brands, Inc. Non-Qualified Deferred Compensation Plan II as set forth herein, as amended and in effect from time to time.
"Plan Year" means the calendar year.
"Section 409A" means Section 409A of the Code, or any successor provision thereto.
"Stock" means the Company's common stock or any other equity security of the Company (or its successor) designated by the Committee from time to time.

"Stock Unit" means a unit that is equivalent in value to one share of Stock. "Stock Unit Fund" means the Measurement Fund notionally invested in Stock.
"Trust" means the trust fund established pursuant to the Plan under the Trust Agreement.
"Trust Agreement" means the Trust Agreement established by the Company under Section 3.5, or any successor trust agreement, as in effect from time to time.
"Trustee" means the trustee named in the Trust Agreement establishing the Trust and such successor and/or additional trustees, as may be named thereafter establishing the Trust.
ARTICLE 3. ADMINISTRATION
3.1. Committee. The Plan shall be administered by the Committee. The Committee is the administrator of the Plan and shall have full discretionary authority to (i) interpret the provisions of the Plan, (ii) except as otherwise provided in the Plan, determine the amount of various types of Eligible Deferral Compensation for a Plan Year, and (iii) decide all questions and settle all disputes which may arise in connection with the Plan, including the power to determine the rights of Participants and Beneficiaries, and to remedy any ambiguities, inconsistencies, or omissions in the Plan. All interpretations, decisions and determinations made by the Committee shall be binding on all persons concerned. No action of the Committee may reduce the amount of a Participant's Account below the amount of such Account immediately before such action. No member of the Committee who is a Participant in the Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself (or to his Beneficiaries). The Committee may adopt such rules of procedure and regulations as may be necessary for the proper and efficient administration of the Plan.
3.2. Delegation by Committee. Except as the Committee may otherwise provide by written resolution or as required by applicable law or as otherwise set forth herein, the Committee expressly delegates its duties and responsibilities under Section 3.1 (except for the duty to establish eligibility criteria under Article 4) to the Vice President Human Resources or such other person or persons as may be nominated by the Committee, who may further expressly delegate certain of such duties and responsibilities to other employees of the Company or outside persons or entities. For purposes of the Plan, any action taken by any such delegate pursuant to such delegation shall be considered to have been taken by the Committee.
3.3. Claims Review Procedure.
(a)The Committee shall notify Participants and, where appropriate, Beneficiaries, of their right to claim benefits under the claims procedures, and may, if appropriate, make forms available for filing of such claims, and shall provide the name of the person(s) with whom such claims should be filed.
(b)The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than 90 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 90 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the three preceding sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedures for further reviewing the denial of the claim under the Plan, including the time limits applicable to such procedures, and accompanied by a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant (or his duly authorized representative) having 60 days after receipt of denial of his claim or after the date of the deemed denial, to request in writing to the Committee a review of the denial notice. Upon such request for review, the claim shall be reviewed by the Committee (or its designated representative). In connection with such review, the claimant has the right to review all pertinent documents and the right to submit documents, records, issues, comments and other information in writing, all of which shall be taken into account regardless of whether it was submitted in the initial benefit determination. The claimant shall be provided upon request, and at no charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.
(d)    The Committee shall establish a procedure for issuance of a decision by the
Committee not later than 60 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case the Committee shall furnish a notice of extension to the claimant prior to the termination of the 60 day period; provided, however, that in no case will the extension exceed a period of 60 days from the end of the initial period of review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based. The decision on review shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant's claim for benefits and a statement of the claimant's right to bring an action under Section 502(a) of ERISA. The written decision on review shall be given to the claimant within the applicable time limit discussed above. If the decision on review is not communicated within the time periods described in the preceding sentences, the claim shall be deemed to have been denied upon review. All discussions on review shall be final and binding with respect to all concerned parties.
3.4. Indemnification. The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the Committee and any Company employee delegatee (including any persons who formerly served as a member of the Committee) against any and all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was made in good faith.
3.5. Benefit Funding. Except as herein provided, the Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder.
To assist in meeting its obligations under the Plan, the Company may establish a Trust, of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter I of the Code and may deposit funds with the Trustee of the Trust. The Trust shall be a rabbi trust the assets of which are subject to the Company's creditors in the event of dissolution or insolvency.
Upon a Change of Control, if the Company has not established a Trust as set forth in the above paragraph the Company shall establish such Trust and shall promptly appoint an independent discretionary Trustee, if one does not currently exist, (which may not be the Company or any subsidiary or affiliate) for the Trust, and, if at the time of a Change of Control, the Trust has not been fully funded, the Company shall deposit in such Trust amounts sufficient to satisfy all obligations under the Plan as of the date of deposit.
In all events, the Company shall remain ultimately liable for the benefits payable under this Plan, and to the extent the assets at the disposal of the Trustee are insufficient to enable the Trustee to satisfy all benefits, the Company shall pay all such benefits necessary to meet its obligations under this Plan. The obligations of the Company hereunder shall be binding upon its successors and assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.
ARTICLE 4. SELECTION OF PARTICIPANTS

The Committee shall select those “management” or “highly compensated” employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company (or its subsidiaries) who are eligible to participate in the Plan. When an employee has been selected to participate in the Plan, he will be notified by the Committee in writing and given the opportunity to elect to defer Eligible Deferral Compensation under the Plan. In addition, all Non-Employee Directors are automatically eligible to participate in the Plan and will be given the opportunity to elect to defer Eligible Deferral Compensation under the Plan. An eligible employee or Non-Employee Director who elects to participate in the Plan is hereinafter referred to as a "Participant."
ARTICLE 5. DEFERRAL OF COMPENSATION
5.1. Deferral Elections. The Committee shall establish an enrollment period during the last quarter of each calendar year during which an eligible employee and a Participant may irrevocably elect, in accordance with this Article and Article 8 by completing and executing to the satisfaction of the Committee a deferral election (in a form prescribed by the Committee), to defer receipt of all or part of his/her Eligible Deferral Compensation to be earned in the succeeding calendar year. Such election shall specify the time the Deferrals subject to the election shall be paid and the manner in which such Deferrals shall be paid. All Deferrals subject to the election shall be paid at the same time and in the same manner.
A Non-Employee Director may also make an election to defer his or her Eligible Deferral Compensation (excluding Performance Based Compensation) within the first 30 days of him or her first becoming eligible to participate in the Plan, provided, however, that such election will only apply to Eligible Deferral Compensation earned after the date of such election in the calendar year of such election.
A Participant shall always be 100% vested in his or her Deferrals.
5.2. Annual Company Matching Amount. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit Annual Company Matching Amounts to the Account of any Participant. The amount of a Participant’s Annual Company Matching Amount for a Plan Year, if made, shall equal the amount of the employer matching contribution that otherwise would have been made, if any, on behalf of the Participant under the 401(k) Savings Plan had the Participant not made any Deferrals hereunder for the Plan Year. A Participant will not receive any Annual Company Matching Amount for a Plan Year unless he or she:
(i)    is employed on the last day of the Plan Year;

(ii)	contributes to the 401(k) Savings Plan for the Plan Year the maximum amount allocable under Internal Revenue Code Section 402(g); and

(iii)	if applicable contributes to the 401(k) Savings Plan for the Plan Year the maximum amount allowable under Internal Revenue Code Section 414(v).

In no event shall a Participant who is a Non-Employee Director during a Plan Year be entitled to an Annual Company Matching Amount for such Plan Year.

A Participant shall always be 100% vested in his or her Annual Company Matching Amounts and any amounts attributable thereto.
5.3 Discretionary Company Contribution Account. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit Discretionary Company Contribution Amounts to the Account of any Participant in such amounts as it deems appropriate. Discretionary Company Contribution Amounts credited to the Account of one Participant may be different from any Discretionary Company Contribution Amounts credited to any other Participant. No Participant shall have the right to receive any Discretionary Company Contribution Amounts in any particular Plan Year regardless of whether Discretionary Company Contribution Amounts are credited to the Accounts of other Participants for such Plan Year. In no event shall a Participant who is a Non-Employee Director for a Plan Year be entitled to a Discretionary Company Contribution Amount for such Plan Year.

Discretionary Company Contribution Amounts credited to Participant’s Accounts shall vest at a rate determined in the sole discretion of the Company and as reflected in a schedule accompanying any announcement of the grant of Discretionary Employer Contribution Amounts.
ARTICLE 6. INTEREST EQUIVALENT FACTOR & MEASUREMENT FUNDS
6.1. Measurement Funds. The Participant may elect one or more of the Measurement Funds selected by the Committee from time to time; provided, however, that unless otherwise permitted or required by the Committee (but only to the extent permitted or required, as applicable), all Deferrals by Non-Employee Directors will be allocated to the Stock Unit Fund; and provided, further, that, except to the extent permitted by the Committee, no Participant other than a Non-Employee Director may allocate any portion of his or her Deferrals to the Stock Unit Fund. The Committee may, in its sole discretion discontinue, substitute, add or delete a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change. Notwithstanding the above, the Committee may substitute Measurement Funds at any time as it deems necessary and appropriate for growth or performance reasons.
6.2. RESERVED.
6.3. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with the following rules:
(a)    Election of Measurement Funds. Subject to Section 6.1, a Participant, in
connection with his or her initial deferral election in accordance with Section 5.1 above, shall designate, on an Investment Designation Form, one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to his or her Account starting with the first day on which the Participant commences participation in the Plan and continuing thereafter for each subsequent day that the Participant participates in the Plan, unless changed in accordance with the next sentence. On each day that the Participant participates in the Plan, subject to Section 6.1 and except as provided in Section 6.3(d) below as it relates to the Stock Unit Fund, the Participant may (but is not required to) elect, by submitting an Investment Designation Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund, or to change the portion of his or her future Deferrals allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply the next day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
(b)Proportionate Allocation. In making any investment designation described in Section 6.3(a) above, the Participant shall specify on the Investment Designation Form, in increments of 1 percentage points (i.e., 1%), the percentage of his Deferrals to be allocated to a Measurement Fund (as if the Participant was making an investment in the Measurement Fund with the portion of his or her Deferrals) and/or if applicable, specify the amount or amounts to be transferred from one Measurement Fund to another Measurement Fund (as if each Participant was changing his investment in such Measurement Funds).
(c)Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined, by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. Subject to Section 6.3(d), a Participant's Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund designated by the Participant, as determined by the Committee in its sole discretion, as though (a) his Account balance were invested in the Measurement Fund(s) designated by the Participant in accordance with elections made by the Participant pursuant to Sections 6.3(a) and (b) and in effect on such date, at the closing price on such date; (b) Deferrals were invested in the Measurement Fund(s) selected by the Participant pursuant to Sections 6.3(a) and (b), and in effect on the close of business of the third business day after the day in which such amounts are actually deferred from the Participant’s Eligible Deferral Compensation, as of the close of business of the third business day after the day on which such amounts are actually deferred from the Participant’s Eligible Deferral Compensation at the closing price on such date; (c) the Participant’s Annual Company Matching Amount and Discretionary Company Contribution Amount were invested in the Measurement Fund(s) selected by the Participant pursuant to Sections 6.3(a) and (b), and in effect on the close of business of the first business day of the Plan Year following the Plan Year to which they relate, as of the close of business of the first business day of the Plan Year following the Plan Year to which they relate at the closing price on such date; and (d) any distribution made to a Participant that decreases such Participant’s Account balance ceased being invested in the applicable Measurement Fund(s) on the seventh business day prior to the distribution date.
(d)Investment in Stock Unit Fund.
(i)    Subject to Section 6.1, a Participant may elect at the time of deferral to have a portion or all of his or her Eligible Deferral Compensation credited to the Stock Unit Fund on the date such Eligible Deferral Compensation would otherwise have been paid; it being understood that any Eligible Deferral Compensation that, absent deferral, would be settled in Stock shall automatically be allocated to the Stock Unit Fund and may not be allocated to any other Measurement Fund, except as determined by the Committee and, subject to Section 6.1, all Non-Employee Director Deferrals shall be allocated to the Stock Unit Fund. The amount credited to the Stock Unit Fund on an applicable date will be a number of Stock Units, including fractional Stock Units, equal to the number of shares of Stock, including fractional shares, that could have been purchased on such date with the amount so deferred had such amount been applied to such purchase using the closing price for the Stock reported on the Nasdaq Global Market (or, if the Stock is not then traded on the Nasdaq Global Market, the fair market value of such Stock as determined by the Committee). Except to the extent permitted by the Committee, amounts credited to the Stock Unit Fund shall not be permitted to be subsequently reallocated to any other Measurement Fund. Subject to Section 6.3(d)(iv) below, except as otherwise determined by the Committee, amounts allocated to the Stock Unit Fund shall be distributable in the form of Stock, rounded down to the nearest whole share.
(ii)Notional earnings credited to the Stock Unit Fund, including dividends declared with respect to Stock, shall remain allocated to such Stock Unit Fund and deemed to be reinvested in additional Stock Units until such amounts are distributed to the Participant or reallocated in accordance with Section 6.3(d)(i) above, except as otherwise determined by the Committee. In the case of a stock dividend, the number of additional Stock Units, including fractional Stock Units, credited to the Stock Unit Fund shall be equal to the number of Stock Units multiplied by the per share Stock dividend (including fractional shares) declared by the Company. In the case of a cash dividend, the number of additional Stock Units, including fractional Stock Units, credited to the Stock Unit Fund shall be equal to the cash dividend times the number of Stock Units allocated to the Participant's Account, divided by the fair market value of a share of Stock as determined by the Committee in its sole discretion.
(iii)The number of Stock Units, including fractional Stock Units, credited to the Participant's Stock Unit Fund shall be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants' rights with respect to the portion of his or her Account balance allocated to the Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other corporate transaction or event which, in the Committee's determination, affects the value of the Stock.
(iv)Notwithstanding anything to the contrary herein, to the extent required under applicable law, including applicable listing standards, any Stock Units, including fractional Stock Units, settled in shares of Stock shall reduce the number of shares available for grant under the Dunkin' Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan, as amended from time to time. To the extent required under applicable law, including applicable listing standards, if the Committee determines that settlement of Stock Units in shares of Stock could reasonably be expected to result in an issuance of shares of Stock in excess of the limit set forth under such plan (as the same may from time to time be increased by amendment, subject to shareholder approval to the extent required), the Committee may require that a portion or all of the Stock Units in affected Participants' Accounts be settled in cash.
(e)Incomplete Investment Designation Forms. If the Committee receives a Participant's Investment Designation Form which it finds to be incomplete, unclear or improper, the Participant's investment designation then in effect shall remain in effect until the next calendar quarter unless the Committee provides for or permits the application of corrective action before that date.
(f)Default Investment. Subject to Section 6.1 and 6.3(d), if the Committee does not receive an Investment Designation Form from the Participant at the time the initial deferral amounts are credited into the Participant's Account or if the Committee possesses at any time designations as to the investment of less than all of a Participant's Account balance, the Participant shall be considered to have designated that the undesignated portion of the Account be deemed to be invested in the investment option selected by the Committee from time to time, and the Committee shall not be liable for the investment option(s) it selects.
(g)No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's designation of any such Measurement Fund, the allocation to his or her Account balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account balance shall at all times be a recordkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company. No provision in the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any assets of the Company or the Trust. A Participant or Beneficiary shall have only the rights of a general unsecured creditor of the Company with respect to their rights to receive benefits under the Plan.
ARTICLE 7. PARTICIPANT ACCOUNTS
7.1. Establishment of Accounts. The Committee shall establish a separate Account for each Participant reflecting the amounts due the Participant under the Plan and shall cause the Company to establish on its books Accounts reflecting the Company's obligation to pay Participants the amounts due under the Plan.
7.2. Adjustments to Accounts. From time to time, the Committee shall adjust each Participant's Account to credit (i) amounts the Participant has elected to defer under Article 5; (ii) the Annual Company Matching Amounts the Company has contributed under Article 5 (if any); (iii) the Discretionary Employer Contribution Amounts the Company has contributed under Article 5 (if any); and (iv) amounts based on the annual interest equivalent factors for a Fixed Rate Fund, if a Fixed Rate Fund is selected by the Committee and elected by the Participant in accordance with the terms of the Plan, and/or gains or losses based on the applicable allocations in the other Measurement Funds (including the Stock Unit Fund), determined under Article 6. A Participant's Account shall also be adjusted to reflect benefit payments and withdrawals under Article 8. A Participant's Account shall continue to be adjusted under this Article 7 until the entire amount credited to the Account has been paid to the Participant or his/her Beneficiary.
ARTICLE 8. DISTRIBUTION OF ACCOUNT BENEFITS
The Participant's Account benefits may not be distributed earlier than: (i) a separation from service; (ii) disability (as defined in Section 8.4 below); (iii) financial hardship (as defined in Section 8.3 below); (iv) a Change in Control; or (v) a specified date as elected by the Participant under the terms of the Plan. The manner and form of payment of the Account benefits with respect to each event is described below.

8.1. Following Separation from Service

(a)    Forms of Distribution. Subject to Sections 8.1(b), (c), (d) and (e) and Section 8.5,
a Participant may elect in writing the manner in which his/her entire Account (other than amounts distributed prior to separation from service in accordance with the provisions of Sections 8.2, 8.3, 8.4, 8.6 and 8.7) is to be distributed, from among the following options:

(i)	A lump sum;

(ii)	A lump sum after the later of (1) the Participant's separation from service or (2) a specified date which date is not later than the Participant's 65th birthday;

(iii)	In up to 15 annual installments;

(iv)	In up to 15 annual installments, after the later of (1) the Participant's separation from service or (2) a specified date which date is not later than the Participant's 65th birthday.
(b)    Timing of Distribution Election. A distribution election under Section 8.1(a) must be submitted to the Committee at the time a Participant makes an initial or annual election to defer. Notwithstanding the foregoing, a Participant who has elected to receive payment at a time and in a form described in Section 8.1(a) may file a changed election with the Committee; provided, however, that: (i) the election is filed with the Committee at least 12 months before the initial distribution date (i.e., the date the lump sum or the first installment is supposed to be paid); (ii) the changed election does not take effect for 12 months after the date on which the changed election was filed and (iii) the changed election provides that the initial distribution date (i.e., the date the lump sum or the first installment is supposed to be paid) is deferred at least five years from the date it was otherwise scheduled.
(c)    Termination Before Age 40. Notwithstanding Sections 8.1(a) and (b), if a
Participant separates from service before age 40, the Participant's Account will be paid in a lump sum as soon as administratively practicable at least six-months after the Participant's separation from service date.
(d)    Automatic Lump Sums. Notwithstanding Sections 8.1(a) and (b), in the event a Participant's Account is equal to or less than $50,000 as of the date of separation from service, the Participant's Account shall be paid in a lump sum as soon as administratively practicable at least six-months after the Participant's separation from service date.
(e)     Payment of Distribution. Payment of any amounts payable under Section 8.1(a) shall be paid, or commence to be paid, as soon as administratively practicable at least six-months following the Participant’s separation from service date.
8.2. In-Service Distribution at Specified Date as Elected by the Participant. At the time of the initial or annual deferral election in accordance with Article 5, a Participant may elect to receive payment in a lump sum of the total amounts deferred pursuant to such election and interest earnings credited thereto in accordance with Article 6 at a specified date ("Deferral Date"). Such election shall be effective only if the Participant is providing services to the Company or one of its subsidiaries or affiliates on the Deferral Date. Thus, if the Participant separates from service prior to the Deferral Date, any amount subject to an election made pursuant to this Section 8.2 shall be paid to the Participant in a lump sum as soon as administratively practicable at least six-months after the Participant’s separation from service date.
Each In-Service Distribution elected shall be paid in the month and Plan Year designated by the Participant that is at least two (2) Plan Years after the Plan Year in which the Deferral Amount is actually deferred.

Participants may file a changed election with the Committee to further defer their In-Service Distributions, provided that: (i) the election is filed with the Committee at least 12 months before the initial distribution date (i.e., the date the lump sum is supposed to be paid); (ii) the changed election shall not take effect for 12 months after the date on which the changed election was filed; and (iii) the changed election provides that the initial distribution date (i.e., the date the lump is supposed to be paid) is deferred at least five years from the date it was otherwise scheduled.
8.3. Financial Hardship. If prior to separation from service a Participant suffers a financial hardship due to circumstances beyond his control, the Participant may receive a distribution of all or any part of his Account if he has no other assets available to meet his financial hardship or the financial hardship cannot be relieved through reimbursement or compensation from insurance or otherwise. A financial hardship is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In no event shall the aggregate amount of the distribution exceed the amount determined by the Committee to be reasonably necessary to alleviate the Participant's financial hardship and the anticipated taxes thereon.
The Committee, in its sole discretion, may, as a condition of making a distribution under this Section 8.3, require that the Participant’s current deferral election be cancelled. Additionally, the Committee shall, in its sole discretion, debit all or any portion of any such distribution from those Measurement Fund(s) in the Participant’s Account that it deems appropriate.
8.4. Disability. Notwithstanding Section 8.1. and 8.2, if prior to separation from service, a Participant becomes totally disabled, the Participant shall, as soon as administratively practicable after the date the Participant becomes totally disabled, receive a lump sum distribution of his Account. For purposes of the Plan, a Participant is totally disabled when he or she is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
8.5. Distributions to Non-Employee Directors. Notwithstanding anything to the contrary herein, except as otherwise determined by the Committee and subject to Section 8.6 and Article 14 of the Plan, all distributions made to Participants who are Non-Employee Directors shall be made in a single lump sum, the amount of which shall be determined in accordance with Section 6.3(d)(i), as soon as administratively practicable at least six-months after the date of the Participant's separation from service, regardless of the reason for such separation.
8.6. Change of Control. Anything contained in this Plan to the contrary notwithstanding, upon a Change of Control, each Participant shall, as soon as administratively practicable at least six-months after the Change in Control, receive a lump sum distribution of his Account.
8.7. Death of Participant. Unless otherwise provided in Article 9, in the event of the Participant's death, the entire balance of the Participant's Account will be distributed to the Participant's Beneficiary or the Participant's estate, as applicable, in a single lump sum as soon as administratively practicable after the date of the Participant’s death.
8.8. Tax Withholding. To the extent required by applicable law, federal, state, and other taxes shall be withheld from a distribution. In addition, the Committee may require that a Participant's cash or other compensation be reduced to satisfy any such taxes with respect to any deferral, or vesting of any amount deferred, under the Plan or may require that a Participant make other arrangements for the payment of such taxes (which other arrangements may include, if the Committee so determines, but shall not be limited to, a reduction in the Participant's Account balance to the extent permitted by Section 409A of the Code).
8.9. Default Election. If a Participant has an Account hereunder but the Committee, for any reason whatsoever, does not have an election made by the Participant under Section 8.1 or 8.2 after reasonable due diligence to locate same, such Participant's Account shall be paid to him in a lump sum as soon as administratively practicable at least six-months after his separation from service.
8.10. Compliance with Section 409A.
(a)For purposes of this Plan, references to termination of employment, retirement, separation from service and similar or correlative terms mean a "separation from service" (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a "separation from service" has occurred. Any such written election will be deemed a part of the Plan.
(b)The Plan is intended to, and shall, be construed in a manner consistent with the requirements of Section 409A of the Code. If the implementation of any of the foregoing provisions of the Plan would subject the Participants to taxes or penalties under Section 409A of the Code, the implementation of such provision shall be modified to avoid such taxes and penalties to the maximum extent possible while preserving to the maximum extent possible the benefits intended to be provided to Participants under the Plan. Notwithstanding anything to the contrary in the Plan, neither the Company nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of the Plan to satisfy the requirements of Section 409A of the Code.
ARTICLE 9. BENEFICIARY BENEFITS
A Participant, on a form approved by the Committee, may designate a Beneficiary, or change any prior designation, to receive the remaining balance of his Account upon his death.
Upon the death of the Participant, the entire balance of the Participant's Account shall be distributed to the Beneficiary (or if no Beneficiary is designated or the Beneficiary does not survive the Participant, the Participant's estate) in a single lump sum as soon as administratively practicable following the calendar quarter after the date of the Participant's death.
ARTICLE 10. NATURE OF CLAIM FOR PAYMENTS
A Participant shall have no right on account of the Plan in or to any specific assets of the Company or the Trust. Any right to any payment the Participant may have on account of the Plan shall be solely that of a general, unsecured creditor of the Company.
ARTICLE 11. ASSIGNMENT OR ALIENATION
11.1. Prohibition on Assignment. Except as provided in Section 11.2 or as otherwise required by law, the interest hereunder of any Participant or Beneficiary shall not be alienable by the Participant or Beneficiary by assignment or any other method and will not be subject to be taken by his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized.
In the event that a Participant's Account is garnished or attached by order of any Court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's Account or, if the Company prefers, paid into the court to be distributable to the proper recipient.

11.2. Domestic Relations Orders.
(a)    Notwithstanding anything to the contrary in Article 9, if the Committee receives a
Qualified Domestic Relations Order as described in Section 11.2(b) prior to the Participant's Account balance being distributed, all or a portion of the Participant's Account balance under the Plan may be paid to the person as specified in such order.
(b)    A "Qualified Domestic Relations Order" means a judgment, decree, or order
(including the approval of a settlement agreement) which:

(i)	is issued pursuant to a State's domestic relations law;

(ii)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(iii)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant's benefits under the Plan;

(iv)	clearly specifies the name of the Plan to which such order applies and the name and the last known mailing address of the Participant and each alternate payee covered by the order;

(v)	clearly specifies the amount or percentage of the Participant's benefits to be paid by the Plan to each such alternate payee, or the manner in which such amount or percentage is to be determined;

(vi)
does not require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a Qualified Domestic Relations Order; and

(vii)	meets such other requirements as established by the Committee.
(c)    The Committee shall determine whether any order received by it is a Qualified
Domestic Relations Order within the meaning of Section 11.2. In making this determination, the Committee may consider (but is not required to):

(i)	the rules applicable to "domestic relations orders" under section 414(p) of the Internal Revenue Code of 1986 and section 206(d) of ERISA;

(ii)	the procedures used under the 401(k) Savings Plan to determine the qualified status of domestic relations orders; and

(iii)	such other rules and procedures as it deems relevant.
ARTICLE 12. NO CONTRACT OF EMPLOYMENT
The Plan shall not be deemed to constitute a contract of employment or other service between the Company and any Participant, or to be consideration for the employment or other service of any Participant. Nothing contained herein shall give any Participant the right to be retained in the employment or other service of the Company or affect the right of the Company to terminate any Participant's employment or other service.
ARTICLE 13. AMENDMENT OR TERMINATION OF PLAN
13.1. Right to Amend. The Plan may be altered or amended in writing by the Committee or the Company, in any manner and at any time and all parties hereto or claiming any interest hereunder shall be bound by such amendment. However, no such alteration or amendment shall reduce the amount of a Participant's Account or his or her rights to such Account as determined under the provisions of the Plan in effect immediately prior to such alteration or amendment.
13.2. Amendment Required By Law. Notwithstanding the provisions of Section 13.1, the Committee or the Company may amend the Plan at any time, retroactively if required, if found necessary in the opinion of legal counsel to the Committee or the Company to ensure that: (i) the Plan is characterized as a non-tax-qualified plan of deferred compensation under Section 409A; (ii) the Participants do not incur tax penalties under Section 409A; (iii) the Trust is characterized as a grantor trust as described in Sections 671-679 of the Code and a rabbi trust as described in Rev. Proc. 92- 64; and (iv) the Plan and the Trust conform to the provisions and requirements of any other applicable law, including Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

ARTICLE 14. TERMINATION
14.1. Right to Terminate Future Accruals. The Committee and Company reserve the right, at any time, to terminate future accruals under the Plan; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination.
14.2. Termination and Liquidation of the Plan. The Committee and Company reserve the right to terminate and liquidate the Plan through the payment of all benefits hereunder in the circumstances permitted under IRS regulations issued under Section 409A and any such other circumstances specified in guidance of general applicability issued by the Internal Revenue Commissioner.
ARTICLE 15. MISCELLANEOUS

15.1. Entire Agreement. This plan document for the Plan contains the entire agreement between the Company and the Participants regarding the Plan and there are no promises or understandings of any kind regarding the Plan other than those stated herein.

15.2. Payment for the Benefit of an Incapacitated Individual. If the committee of the 401(k) Savings Plan determines that payments due to a Participant under the 401(k) Savings Plan must be paid to another individual because of a Participant's incapacitation, benefits under the Plan will be paid to that same individual designated for that purpose under the applicable provisions of the 401(k) Savings Plan.
15.3. Governing Law. The Plan will be construed, administered, and governed under the laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.
15.4. Severability. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.
15.5. Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.
[Signature page follows]

IN WITNESS WHEREOF, this Plan is adopted by the Committee or the Company effective as of January 1, 2015, and is executed by a duly authorized officer of Dunkin' Brands, Inc. as of the date indicated below.

DUNKIN' BRANDS, INC.
130 Royall Street
Canton, MA 02021

/s/ Edward L. Manley
By:	Edward L. Manley
Title:	VP, Total Rewards & HR Operations
Date:	1/1/2015